NEWS RELEASE

For Immediate Release
January 25, 2017
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FOURTH QUARTER 2016
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) reports earnings for the quarter ended December 31, 2016. Net income for the fourth quarter of 2016 was $52.7 million, or $4.39 per share, compared to $51.4 million, or $4.28 per share, for the third quarter of 2016, and $42.7 million, or $3.56 per share, for the corresponding period of 2015, according to Frank B. Holding, Jr., chairman of the board. BancShares’ current quarter results generated an annualized return on average assets of 0.63 percent and an annualized return on average equity of 6.86 percent, compared to respective returns of 0.63 percent and 6.69 percent for the third quarter of 2016 and 0.53 percent and 5.92 percent for the fourth quarter of 2015.
For the years ended December 31, 2016 and 2015, net income was $225.5 million, or $18.77 per share, and $210.4 million, or $17.52 per share, respectively. Returns on average assets and average equity were 0.70 percent and 7.51 percent during 2016, compared to 0.68 percent and 7.52 percent during 2015. Earnings in 2016 included a pre-tax benefit of $16.6 million resulting from the early termination of FDIC loss share agreements during the second quarter of 2016 and gains of $5.8 million recognized in connection with the acquisition of North Milwaukee State Bank (NMSB) of Milwaukee, Wisconsin, on March 11, 2016, and the acquisition of First CornerStone Bank (FCSB) of King of Prussia, Pennsylvania, on May 6, 2016. Earnings in 2015 included a $42.9 million gain on the February 13, 2015, acquisition of Capitol City Bank & Trust (CCBT) of Atlanta, Georgia.
FINANCIAL HIGHLIGHTS

•	Loans grew by $440.9 million during the fourth quarter and $1.50 billion for the year primarily as a result of strong originated portfolio growth.

•	Deposit growth continued, up $236.1 million and $1.23 billion from September 30, 2016, and December 31, 2015, respectively.

•
In addition to the acquisitions of FCSB and NMSB, First Citizens Bank completed the merger of Midlothian, Virginia-based Cordia Bancorp, Inc. (Cordia) and its subsidiary, Bank of Virginia, into First Citizens Bank on September 1, 2016. All three acquisitions contributed to growth in loans and deposits during 2016.

•
The taxable-equivalent net interest margin was 3.14 percent in the fourth quarter of 2016, an increase of 4 basis points from the third quarter of 2016. The increase was due to originated loan growth and an improvement in investment yields, partially offset by continued purchased credit impaired (PCI) loan portfolio runoff.

•
BancShares remained well-capitalized at December 31, 2016, under Basel III capital requirements with a leverage capital ratio of 9.05 percent, Tier 1 risk-based capital ratio of 12.42 percent, common equity Tier 1 ratio of 12.42 percent and total risk-based capital ratio of 13.85 percent.

LOANS AND DEPOSITS
Loans at December 31, 2016, were $21.74 billion, a net increase of $440.9 million compared to September 30, 2016, representing growth of 8.2 percent on an annualized basis. Originated loan growth was $499.9 million, primarily due to continued growth in the commercial portfolio. PCI loans decreased by $59.0 million, as a result of loan runoff.

Loan balances increased by a net $1.50 billion, or 7.4 percent, since December 31, 2015. This increase was primarily driven by $1.41 billion of organic growth in the non-PCI portfolio and the addition of $225.0 million to the non-PCI portfolio from the Cordia acquisition at December 31, 2016. The PCI portfolio declined over this period by $141.3 million, as a result of continued loan runoff of $206.6 million offset by net loans acquired from NMSB and FCSB, which were $29.5 million and $35.8 million, respectively, at December 31, 2016.
At December 31, 2016, deposits were $28.16 billion, an increase of $236.1 million since September 30, 2016, due to organic growth primarily in checking with interest accounts and money market accounts, offset by runoff in time deposits. Deposits increased by $1.23 billion, or 4.6 percent, since December 31, 2015, due to organic growth in low-cost demand deposits and checking with interest and the additions of deposit balances from the NMSB, FCSB and Cordia acquisitions of $318.2 million at December 31, 2016, offset by continued runoff in time deposits.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $218.8 million at December 31, 2016, an increase of $6.8 million and $12.6 million since September 30, 2016, and December 31, 2015, respectively. The allowance as a percentage of total loans at December 31, 2016, was 1.01 percent, compared to 1.00 percent and 1.02 percent at September 30, 2016, and December 31, 2015, respectively.

BancShares recorded net provision expense of $16.0 million for loan and leases losses during the fourth quarter of 2016, and $7.5 million and $7.0 million for the third quarter of 2016 and fourth quarter of 2015, respectively. The higher provision expense in the current quarter resulted from higher net charge-offs and increases in reserves on PCI loans.

Non-PCI loan provision expense was $13.9 million for the fourth quarter of 2016, compared to $7.4 million and $7.9 million for the third quarter of 2016 and fourth quarter of 2015, respectively. The increase in provision expense in the current quarter resulted from higher net charge-offs. The PCI loan portfolio provision expense was $2.1 million during the fourth quarter of 2016, compared to provision expense of $77 thousand and a net provision credit of $903 thousand during the third quarter of 2016 and fourth quarter of 2015, respectively. The increase in provision expense in the current quarter was due to higher loss rates for certain pools of PCI loans.
NONPERFORMING ASSETS
At December 31, 2016, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), were $147.0 million, down from $160.1 million at September 30, 2016 and $169.0 million at December 31, 2015. The decreases from September 30, 2016, and December 31, 2015, were due to $5.4 million and $17.7 million reductions in nonaccrual loans, respectively, primarily in commercial loans, and $7.7 million and $4.3 million declines in OREO balances as a result of problem asset resolutions.
NET INTEREST INCOME
Net interest income increased $8.1 million, or by 3.4 percent, to $243.9 million from the third quarter of 2016. The increase was due to higher non-PCI loan interest income of $6.3 million related to originated loan volume and a $2.2 million increase in investment securities interest income due to improved yields and portfolio growth.
Net interest income increased $13.2 million, or by 5.7 percent, from the fourth quarter of 2015. The increase was primarily due to higher non-PCI loan interest income of $14.5 million as a result of originated loan growth, a $4.3 million improvement in interest income earned on investments and a $277 thousand reduction in interest expense. These favorable impacts were partially offset by a decline in PCI loan interest income of $5.9 million due to continued loan runoff.
The taxable-equivalent net interest margin was 3.14 percent in the fourth quarter of 2016, an increase of 4 basis points from the third quarter of 2016 and 2 basis points from the same quarter in the prior year. The margin improvement was due to originated loan volume and an improvement in investment yields, partially offset by continued PCI loan portfolio runoff. The current quarter also benefited from lower deposit funding rates compared to the fourth quarter of 2015.

NONINTEREST INCOME
Total noninterest income for the fourth quarter of 2016 was $124.7 million, an increase of $6.9 million from the third quarter of 2016. The increase was due to higher securities gains of $8.8 million and a $3.4 million increase in recoveries of PCI loans previously charged-off. These increases were partially offset by a $3.8 million gain on the sale of certain residential mortgage loans and a $837 thousand fair value refinement to the gain on the FCSB acquisition, both recognized in the third quarter of 2016.
Noninterest income increased $25.6 million from the fourth quarter of 2015, primarily driven by higher securities gains of $9.2 million, higher favorable adjustments to the FDIC receivable of $7.2 million and a $4.6 million increase in mortgage income due to favorable changes in valuation adjustments on mortgage servicing assets and increased production and sales of loans. Noninterest income also benefited from a $4.5 million increase in merchant and cardholder services as a result of higher sales volume and a $3.0 million increase in recoveries of PCI loans previously charged-off.
NONINTEREST EXPENSE
Noninterest expense increased by $4.3 million to $271.5 million compared to the third quarter of 2016. The increase was primarily due to a $4.9 million increase in salaries and wages related to higher termination pay and temporary labor, an increase in bank building repairs related to Hurricane Matthew of approximately $1.2 million and higher unfunded commitment reserves of $754 thousand resulting from refined loss estimates. These increases were offset by a $3.6 million reduction in merger-related expense.
Noninterest expense increased by $15.6 million from the same quarter last year due to a $7.2 million increase in salaries and wages related to higher temporary labor and annual merit increases. Noninterest expense also increased due to higher foreclosure-related expense of $3.9 million resulting from lower gains on OREO sales, which offset this expense, an increase in cardholder and merchant processing expense of $2.0 million due to higher sales volume, higher bank building repairs related to Hurricane Matthew and an increase in unfunded commitment reserves.
INCOME TAXES
Higher pre-tax earnings contributed to income tax expense of $28.4 million in the fourth quarter of 2016, up from $27.5 million and $24.2 million in the third quarter of 2016 and fourth quarter of 2015, respectively. Effective tax rates were 35.0 percent, 34.9 percent and 36.1 percent during the respective periods. Reductions in the North Carolina corporate income tax rate contributed to lower effective tax rates during 2016.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 21 states, digital banking, ATMs and telephone banking. As of December 31, 2016, BancShares had total assets of $33.0 billion.
For more information, visit First Citizens' website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended			Year ended December 31
(Dollars in thousands, except share data; unaudited)	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
SUMMARY OF OPERATIONS
Interest income	$254,782	$246,494	$241,861	$987,757	$969,209
Interest expense	10,865	10,645	11,142	43,082	44,304
Net interest income	243,917	235,849	230,719	944,675	924,905
Provision for loan and lease losses	16,029	7,507	7,046	32,941	20,664
Net interest income after provision for loan and lease losses	227,888	228,342	223,673	911,734	904,241
Gain on acquisitions	—	837	—	5,831	42,930
Noninterest income	124,698	117,004	99,135	482,240	424,158
Noninterest expense	271,531	267,233	255,886	1,048,738	1,038,915
Income before income taxes	81,055	78,950	66,922	351,067	332,414
Income taxes	28,365	27,546	24,174	125,585	122,028
Net income	$52,690	$51,404	$42,748	$225,482	$210,386
Taxable-equivalent net interest income	$245,330	$237,146	$232,147	$949,768	$931,231
PER SHARE DATA
Net income	$4.39	$4.28	$3.56	$18.77	$17.52
Cash dividends	0.30	0.30	0.30	1.20	1.20
Book value at period-end	250.82	256.76	239.14	250.82	239.14
CONDENSED BALANCE SHEET
Cash and due from banks	$539,741	$495,705	$534,086	$539,741	$534,086
Overnight investments	1,872,594	2,997,086	2,063,132	1,872,594	2,063,132
Investment securities	7,006,678	6,384,940	6,861,548	7,006,678	6,861,548
Loans and leases	21,737,878	21,296,980	20,239,990	21,737,878	20,239,990
Less allowance for loan and lease losses	(218,795)	(211,950)	(206,216)	(218,795)	(206,216)
FDIC loss share receivable	4,172	3,108	4,054	4,172	4,054
Other assets	2,048,568	2,006,041	1,979,340	2,048,568	1,979,340
Total assets	$32,990,836	$32,971,910	$31,475,934	$32,990,836	$31,475,934
Deposits	28,161,343	27,925,253	26,930,755	28,161,343	26,930,755
Other liabilities	1,817,066	1,962,909	1,673,070	1,817,066	1,673,070
Shareholders' equity	3,012,427	3,083,748	2,872,109	3,012,427	2,872,109
Total liabilities and shareholders' equity	$32,990,836	$32,971,910	$31,475,934	$32,990,836	$31,475,934
SELECTED PERIOD AVERAGE BALANCES
Total assets	$33,223,995	$32,655,417	$31,753,223	$32,439,492	$31,072,235
Investment securities	6,716,873	6,452,532	6,731,183	6,616,355	7,011,767
Loans and leases	21,548,313	21,026,510	20,059,556	20,897,395	19,528,153
Interest-earning assets	31,078,428	30,446,592	29,565,715	30,267,788	28,893,157
Deposits	28,231,477	27,609,418	27,029,650	27,515,161	26,485,245
Interest-bearing liabilities	19,357,282	19,114,740	18,933,443	19,158,317	18,986,755
Shareholders' equity	$3,056,426	$3,058,155	$2,867,177	$3,001,269	$2,797,300
Shares outstanding	12,010,405	12,010,405	12,010,405	12,010,405	12,010,405
SELECTED RATIOS
Annualized return on average assets	0.63%	0.63%	0.53%	0.70%	0.68%
Annualized return on average equity	6.86	6.69	5.92	7.51	7.52
Taxable-equivalent net interest margin	3.14	3.10	3.12	3.14	3.22
Efficiency ratio (1)	75.54	75.81	77.57	75.79	77.63
Tier 1 risk-based capital ratio	12.42	12.50	12.65	12.42	12.65
Common equity Tier 1 ratio	12.42	12.50	12.51	12.42	12.51
Total risk-based capital ratio	13.85	13.96	14.03	13.85	14.03
Leverage capital ratio	9.05	9.07	8.96	9.05	8.96
(1)The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares' securities gains, acquisition gains and FDIC loss share termination from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Year ended December 31
(Dollars in thousands, unaudited)	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$211,950	$208,008	$205,463	$206,216	$204,466
(Credit) provision for loan and lease losses:
Purchased credit-impaired (PCI) loans (1)	2,137	77	(903)	(1,929)	(2,273)
Non-PCI loans (1)	13,892	7,430	7,949	34,870	22,937
Net charge-offs of loans and leases:
Charge-offs	(11,316)	(6,210)	(8,551)	(30,201)	(28,348)
Recoveries	2,132	2,645	2,258	9,839	9,434
Net charge-offs of loans and leases	(9,184)	(3,565)	(6,293)	(20,362)	(18,914)
ALLL at end of period	$218,795	$211,950	$206,216	$218,795	$206,216
ALLL at end of period allocated to loans and leases:
PCI	$13,769	$11,632	$16,312	$13,769	$16,312
Non-PCI	205,026	200,318	189,904	205,026	189,904
ALLL at end of period	$218,795	$211,950	$206,216	$218,795	$206,216
Net charge-offs of loans and leases:
PCI	$—	$—	$342	$614	$3,044
Non-PCI	9,184	3,565	5,951	19,748	15,870
Total net charge-offs	$9,184	$3,565	$6,293	$20,362	$18,914
Reserve for unfunded commitments	$1,133	$379	$379	$1,133	$379
SELECTED LOAN DATA
Average loans and leases:
PCI	$831,858	$931,820	$996,637	$898,706	$1,112,286
Non-PCI	20,716,455	19,725,274	19,062,919	19,998,689	18,415,867
Loans and leases at period-end:
PCI	809,169	868,200	950,516	809,169	950,516
Non-PCI	20,928,709	20,428,780	19,289,474	20,928,709	19,289,474
RISK ELEMENTS
Nonaccrual loans and leases:
PCI	$3,451	$4,142	$7,579	$3,451	$7,579
Non-PCI	82,307	87,043	95,854	82,307	95,854
Other real estate	61,231	68,964	65,559	61,231	65,559
Total nonperforming assets	$146,989	$160,149	$168,992	$146,989	$168,992
Accruing loans and leases 90 days or more past due	$68,241	$69,312	$77,066	$68,241	$77,066
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	—%	—%	0.14%	0.07%	0.27%
Non-PCI	0.18	0.07	0.12	0.10	0.09
Total	0.17	0.07	0.12	0.10	0.10
ALLL to total loans and leases:
PCI	1.70	1.34	1.72	1.70	1.72
Non-PCI	0.98	0.98	0.98	0.98	0.98
Total	1.01	1.00	1.02	1.01	1.02
Ratio of nonperforming assets to total loans, leases and other real estate
Covered	0.66	0.75	3.51	0.66	3.51
Noncovered	0.67	0.75	0.79	0.67	0.79
Total	0.67	0.75	0.83	0.67	0.83
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST-EARNING ASSETS
Loans and leases	$21,548,313	$226,651	4.19%	$21,026,510	$220,480	4.17%	$20,059,556	$218,048	4.32%
Investment securities:
U. S. Treasury	1,593,610	3,328	0.83	1,528,010	3,018	0.79	1,686,269	3,092	0.73
Government agency	172,037	396	0.92	321,664	711	0.88	599,048	1,282	0.86
Mortgage-backed securities	4,802,198	20,937	1.74	4,470,507	18,833	1.69	4,437,936	18,632	1.68
Corporate bonds	54,255	772	5.69	43,535	648	5.95	—	—	—
Other	94,773	253	1.06	88,816	316	1.41	7,930	205	10.30
Total investment securities	6,716,873	25,686	1.53	6,452,532	23,526	1.46	6,731,183	23,211	1.38
Overnight investments	2,813,242	3,858	0.55	2,967,550	3,785	0.51	2,774,976	2,030	0.29
Total interest-earning assets	$31,078,428	$256,195	3.28%	$30,446,592	$247,791	3.24%	$29,565,715	$243,289	3.27%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$4,696,279	$261	0.02%	$4,475,963	$231	0.02%	$4,234,147	$204	0.02%
Savings	2,080,598	161	0.03	2,055,877	157	0.03	1,887,520	142	0.03
Money market accounts	8,113,686	1,619	0.08	8,060,290	1,568	0.08	8,175,228	1,605	0.08
Time deposits	2,892,143	2,411	0.33	2,900,840	2,501	0.34	3,200,354	2,900	0.36
Total interest-bearing deposits	17,782,706	4,452	0.10	17,492,970	4,457	0.10	17,497,249	4,851	0.11
Repurchase agreements	726,318	485	0.27	766,893	489	0.25	728,526	471	0.26
Other short-term borrowings	12,749	52	1.63	12,162	51	1.68	3,203	7	1.39
Long-term obligations	835,509	5,876	2.81	842,715	5,648	2.68	704,465	5,813	3.30
Total interest-bearing liabilities	$19,357,282	$10,865	0.22%	$19,114,740	$10,645	0.22%	$18,933,443	$11,142	0.23%
Interest rate spread			3.06%			3.02%			3.04%
Net interest income and net yield on interest-earning assets		$245,330	3.14%		$237,146	3.10%		$232,147	3.12%
Loans and leases include PCI loans, non-PCI loans, nonaccrual loans and loans held for sale. Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 35.0 percent for each period and state income tax rates of 3.1 percent, 5.5 percent and 5.5 percent for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively. The taxable-equivalent adjustment was $1,413, $1,297 and $1,428 for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively. The rate/volume variance is allocated equally between the changes in volume and rate.